EXHIBIT 99.(a)(1)(P)
STOCK OPTION CANCELLATION AND REGRANT AGREEMENT
     This Stock Option Cancellation and Regrant Agreement (this “Agreement”) is made and entered into by and between Foundry Networks, Inc., a Delaware corporation (the “Company”), and [Name] (hereinafter referred to as “Optionee”), on this                      day of                      2007 (the “Date of Grant”).
RECITALS
     A. The Company previously granted Optionee an option (the “Prior Option”) to acquire shares of the Company’s common stock under either the Company’s 1996 Stock Plan or 2000 Non-Executive Stock Option Plan (the “Prior Plan”). The Prior Plan and recorded grant date and grant number of the Prior Option are indicated on attached Schedule I.
     B. It has been determined that the Prior Option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the Company’s common stock on the date of grant for accounting purposes, resulting in potential adverse personal tax consequences to Optionee.
     C. In order to avoid such adverse tax consequences, the Company implemented a tender offer which allowed Optionee and other holders of certain options to purchase shares of the Company’s common stock the opportunity to submit those options to the Company for amendment or cancellation and replacement (the “Offer”).
     D. The outstanding portion of the Prior Option which was not vested as of December 31, 2004, as indicated on Schedule I, was tendered pursuant to the Offer, and that portion of the Prior Option was accordingly canceled, and a new option evidenced by the Stock Option Agreement attached hereto as Exhibit A (the “New Option”) was immediately granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) in replacement of that canceled portion of the Prior Option.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee agree as follows:
     1. Cancellation and Regrant of Option. Optionee is hereby granted the New Option under the 2006 Plan in cancellation and replacement of the portion of the Prior Option indicated in attached Schedule I, which represents the outstanding portion of the Prior Option granted to Optionee under the Prior Plan which was not vested as of December 31, 2004 (the “Canceled Portion”). Optionee hereby acknowledges and agrees that Optionee has no further right, title or interest in or to the Canceled Portion of the Prior Option and that Optionee no longer has any right or entitlement to purchase any shares of the Company’s common stock or other capital stock of the Company under the Canceled Portion of the Prior Option.
     2. Binding Nature. This Agreement constitutes Optionee’s valid and legally binding obligation, enforceable in accordance with its terms. Optionee represents Optionee has full power and authority to enter into this Agreement. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
     3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.
     4. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Optionee. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. The Company and Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or Optionee. In any such event, the Company and Optionee agree that this Agreement may be amended as necessary to secure for the Company and Optionee any benefits that may result from such legislation.
     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

THE COMPANY:

FOUNDRY NETWORKS, INC.,
a Delaware corporation

By:

Name:

Title:

OPTIONEE :

[_________________]

By:

2

SCHEDULE I
PRIOR OPTION INFORMATION
GRANT NUMBER:
RECORDED DATE OF GRANT:
PRIOR PLAN:
NUMBER OF SHARES SUBJECT TO CANCELED PORTION:
EXPIRATION DATE:

EXHIBIT A
STOCK OPTION AGREEMENT FOR NEW OPTION